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Genta Initiates European Regulatory Submission for Genasense® Plus
Chemotherapy for Patients with Advanced Melanoma

Letter of Intent Submitted to EMEA for Marketing Authorization Application

Berkeley Heights, NJ – June 30, 2005 –Genta Incorporated (Nasdaq: GNTA) today announced that the Company has filed a formal Letter of Intent with the European Medicines Agency (EMEA) as the initial step for submission of a Marketing Authorization Application (MAA) for Genasense® (oblimersen sodium) Injection, the company’s lead anticancer product. In the submission, Genta will seek approval for use of Genasense plus dacarbazine (DTIC) for the treatment of patients with metastatic melanoma who have not previously received chemotherapy. The letter, which is required under centralized registration procedures when marketing authorization is requested concurrently in all EU member states, initiates a 6-month process that concludes with filing the completed application.

The marketing application for Genasense is supported by extended follow-up of patients from a Phase 3 trial of DTIC with or without Genasense in previously untreated patients with metastatic melanoma. The study — the largest randomized trial ever conducted for advanced melanoma — included 771 patients at 139 sites in 9 countries. The MAA will include data from 24 months of minimum follow-up on all patients, which demonstrated the following results in the intent-to-treat population:

Endpoint	Genasense/DTIC	DTIC	P-value
Overall response	13.5%	7.5%	0.007
Complete response	2.8%	0.8%	0.031
Durable response	7.3%	3.6%	0.027
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization in this trial, patients were prospectively stratified according to certain risk factors, including blood levels of an enzyme known as LDH — a factor that is highly associated with a poor outcome. Elevated LDH was significantly correlated with a treatment effect, and further analysis showed the beneficial effects of Genasense were observed primarily in patients with normal LDH, a group that comprised approximately two thirds of patients who entered the trial. Patients without elevated LDH (i.e., < 1.1 times the upper limit of normal) showed the following:

Endpoint	Genasense/DTIC	DTIC	P-value
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.041
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

“Initiation of the regulatory process in Europe is an important milestone,” commented Raymond P. Warrell, Jr., M.D., Chief Executive Officer of Genta. “We have concluded successful meetings with regulatory authorities in a number of European countries, and we look forward to engaging the EMEA during final preparation of the MAA.”

“Given the limited treatment alternatives available to patients with advanced melanoma worldwide, there is an overwhelming need for new therapeutic approaches,” said Karen Graham, President and Chair of the William S. Graham Foundation for Melanoma Research. “As head of a worldwide advocacy organization, we believe Genasense would certainly be a welcome addition to the use of conventional therapy for patients, if approved.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer. In addition, Genta has established a Cooperative Research and Development Agreement (CRADA) with the U.S. National Cancer Institute (NCI), which has initiated additional clinical trials. Information about the NCI-sponsored studies can be obtained at: http://www.clinicaltrials.gov/ct/search;jsessionid=50D3886BAAE768BEA0DE36526F68083B?t erm=oblimersen

About Advanced Melanoma

Melanoma is the most deadly form of skin cancer. Worldwide, the disease is responsible for more than 90% of all skin cancer deaths. In the U.S., the incidence of this disease is increasing by approximately 4 percent annually, and the American Cancer Society estimates that more than

59,000 cases of melanoma will be diagnosed in 2005. Melanoma is the number one cause of cancer deaths in the U.S. for women aged 25 to 29. For more information on melanoma, please visit: http://www.nci.nih.gov/cancer_information/cancer_type/melanoma

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated